Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ICON plc

We consent to the incorporation by reference in the registration statement(s) (No. 333-231527, 333-204153, 333-190068, 333-152802, 333-257578 and 333-254891) each on Form S-8 of ICON plc of our reports dated March 1, 2022 with respect to the consolidated financial statements of ICON plc and the effectiveness of internal control over financial reporting.

/s/ KPMG
Dublin, Ireland

March 1, 2022